Exhibit 10.10

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into effective as of January 5, 2015 (the “Effective Date”), by and between Arog Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and Videra Pharmaceuticals, LLC a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes referred to herein as the “Parties,” and each, a “Party.”

RECITALS

WHEREAS, Seller desires to contribute, transfer, assign, convey, set over, grant sell and deliver (collectively, “Transfer”) to Buyer the assets identified on Exhibit A attached hereto (the “Purchased Assets”) free and clear of all Liens other than Permitted Liens; and

WHEREAS, the aggregate consideration for the Purchased Assets shall be One Hundred Twenty Five Thousand Dollars ($125,000) (the “Purchase Price”) and Buyer’s assumption of certain liabilities of Seller identified on Exhibit B attached hereto (the “Assumed Liabilities”).

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and subject to the terms and provisions set forth below, the Parties hereto agree as follows:

AGREEMENT

1.             Defined Terms. For purposes of this Agreement, the terms defined in this Section 1 shall have the meanings herein specified unless the context otherwise requires.

1.1           “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature.

1.2           “Excluded Assets” means any assets of Seller that are not Purchased Assets.

1.3           “Governmental Entity” means any: (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multinational organization or body; or (e) body or other Person entitled by applicable Law, contract or other arrangement to exercise any arbitrative, administrative, certification, executive, judicial, legislative, licensing, police, regulatory or taxing authority or power.

1.4           “Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Entity.

1.5           “Liability” means any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

1.6           “Lien” means any mortgage, claim, pledge, security interest, charge, lien, option or other right to purchase, restriction or reservation or any other encumbrance whatsoever.

1.7           “Material Adverse Effect” means, with respect to any Person, any incident, condition, change, effect or circumstance that, individually or when taken together with all such incidents, conditions, changes, effects or circumstances in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), properties, Liabilities, results of operations or prospects of such Person and its subsidiaries, taken as a whole or any of them taken individually.

1.8           “Permitted Lien” means any: (a) Lien for any tax, assessment or other governmental charge that is not yet due and payable or that may thereafter be paid without penalty; or (b) mechanic’s, materialmen’s, landlord’s or similar Lien arising or incurred in the ordinary course of business of the applicable Person that secures any amount that is not overdue; or (c) any license to intellectual property rights.

1.9           “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other business entity or association or any Governmental Entity.

2.            Transfer of Assets; Assumption of Liabilities: Issuance of Shares. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Asset Sale”) shall be consummated effective as of 12:01 a.m. Central Time on the Effective Date. At the Closing, (i) Seller shall Transfer the Purchased Assets to Buyer, free and clear of all Liens other than Permitted Liens, and (ii) Buyer shall assume the Assumed Liabilities and pay to Seller the Purchase Price via wire transfer of immediately available funds to an account designated by Seller. In connection with the Asset Sale, at the Closing, Seller and Buyer shall enter into (A) an Assignment and Assumption Agreement and Bill of Sale substantially in the form attached hereto as Exhibit C, (B) a Patent Assignment substantially in the form attached hereto as Exhibit D and (B) a License Agreement substantially in the form attached hereto as Exhibit E. The Parties acknowledge that no consideration, other than as specifically recited herein, is or will be received by Seller in exchange for the Transfer of the Purchased Assets set forth herein. Notwithstanding any other provision of this Agreement, Buyer shall not assume any Liabilities of Seller nor any affiliate of Seller other than the Assumed Liabilities.

3.            Representations and Warranties.

3.1           Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the Effective Date as follows:

(a)               Organization and Standing. Seller is a corporation duly organized and validly existing under the Laws of the State of Delaware. Seller has the requisite corporate power and authority to own the Purchased Assets and to conduct its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on Seller.

(b)               Authority . Seller has the requisite company power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of” this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of any applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally or any general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. Neither the execution and delivery by Seller of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or violate any provision of Seller’ s Certificate of Incorporation or Bylaws, each as amended to date.

(c)               Governmental Approvals. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any Governmental Entity, is required on the part of Seller in connection with the Transfer of the Purchased Assets to Seller and the other transactions contemplated by this Agreement and the other documents contemplated hereby.

3.2           Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the Effective Date as follows:

(a)               Organization and Standing. Buyer is a limited liability company duly organized and validly existing under the Laws of the State of Delaware. Buyer has the requisite company power and authority to own its assets and properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on Buyer.

(b)               Authority. Buyer has the requisite company power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of any applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally or any general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. Neither the execution and delivery by Buyer of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or violate any provision of Buyer’s Certificate of Formation or Limited Liability Company Agreement, each as amended to date.

(c)               Governmental Approvals. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of Buyer in connection with the receipt of the Purchased Assets, assumption of the Assumed Liabilities and the other transactions contemplated by this Agreement and the other documents contemplated hereby.

3.3           The representations and warranties of Seller and the Buyer contained in Section 3 of this Agreement shall expire and be of no further force or effect as of the date that is twelve (12) months after the date of the Closing.

4.             Notices. All notices and other communications hereunder shall be in writing and shall be deemed received (a) on the date of delivery if delivered personally or by messenger service, (b) on the date of confirmation of receipt of transmission by facsimile (or, the first business day following such receipt if (i) the date is not a business day or (ii) confirmation of receipt is given after 5:00 p.m., Pacific Time) or (c) on the date of confirmation of receipt if delivered by a nationally recognized courier service (or, the first business day following such receipt if (i) the date is not a business day or (ii) confirmation of receipt is given after 5:00 p.m., Pacific Time), to the Parties at the following address or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

if to Seller, to:

Arog Pharmaceuticals, Inc.
Two Lincoln Centre
5420 LBJ Freeway, Suite 410
Dallas, Texas 75240
Fax: (469) 533-3966
Attention: CEO

if to Buyer, to:

Videra Pharmaceuticals, LLC
Two Lincoln Centre
5420 LBJ Freeway, Suite 410
Dallas, Texas 75240
Fax: (214) 889-7070
Attention: CEO

5.            Amendment. The Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties, except as otherwise required by Law.

6.            Further Assurances. Each Party hereto shall, from time to time after the Closing, at the request of any other Party hereto in writing and without further consideration, execute and deliver such other instruments of conveyance, assignment, transfer and assumption, and take such other actions, as such other Party may reasonably request to more effectively consummate the transactions contemplated by this Agreement.

7.            Wrong Pocket. In the event that after the Closing, Seller or any of its affiliates receives any payment related to any Purchased Asset, Seller agrees to use commercially reasonable efforts to remit any such payment within five (5) business days (or cause to be remitted within five (5) business days) such funds to Buyer, but in any event such funds shall be remitted to Buyer as soon as possible thereafter. In the event that Buyer or any of its affiliates receives any payment related to any Excluded Assets after the Closing, Buyer agrees to use commercially reasonable efforts to remit any such payment within five (5) business days (or cause to be remitted within five (5) business days) such funds to Seller, but in any event such funds shall be remitted to Seller as soon as possible thereafter.

8.            Assignment: Successors and Assigns. None of the rights and obligations of Seller or Buyer may be assigned without the prior written consent of Buyer or Seller, respectively, and any purported assignment made without such consent shall be void; provided, however, that the rights and obligations of a Party may be assigned and delegated without the other Party’s consent (a) in connection with a transfer, merger, acquisition, reorganization or consolidation of such Party, or with a sale of all or substantially all of such Party’ s assets, (b) to any affiliate of such Party, or (c) to any successor Person who purchases the business of such Party. Subject to the foregoing, this Agreement (and the rights and obligations hereunder) shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns (each of which successors and permitted assigns shall be deemed to be a Party hereto for all purposes of this Agreement).

9.            Waiver. Any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any such extension or waiver by any Party shall not operate or be construed as a further or continuing extension or waiver. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

10.           Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties.

11.           Governing Law. This Agreement and all disputes and controversies arising hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to such state’s principles of conflicts of law.

12.          Waiver of Jury Trial. EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.           Attorneys’ Fees. Should any party institute any proceeding in court or otherwise to enforce any provision hereof or for damages by reason of alleged breach of any provision of this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party such reasonable out-of-pocket expenses (including attorneys’ fees and expenses) incurred by the prevailing party in connection with any such proceeding.

14.           Counterpart Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. The Parties may sign this Agreement in the original, by facsimile, by .PDF or by any other generally acceptable electronic means.

15.           Interpretation; Construction. In this Agreement: (a) the section headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof; (e) unless expressly stated herein to the contrary, reference to any applicable Law means such applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (f) the words “including,” “include” and variations thereof are deemed to be followed by the words “ without limitation;” (g) “or” is used in the sense of “and/or;” “any” is used in the sense of “any or all;” and “with respect to” any item includes the concept “of’ such item or “under” such item or any similar relationship regarding such item; (h) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; (i) unless expressly stated herein to the contrary, reference to a section, schedule or exhibit is to a section, schedule or exhibit, respectively, of this Agreement; (j) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a business day, such period will end on the next day that is a business day; (k) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; and (l) the phrase “the date hereof ‘ means the date of this Agreement, as stated in the first paragraph hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

AROG PHARMACEUTICALS, INC.

By:	/s/ Vinay Jain
Name: Vinay Jain, M.D.
Title: CEO

VIDERA PHARMACEUTICALS, LLC

By:	/s/ Vinay Jain
Name: Vinay Jain, M.D.
Title: Manager

EXHIBIT A

Purchased Assets

1.	All of Seller’ s rights under the Contracts set forth on Schedule 1 hereto (collectively, the “Transferred Contracts”), including all claims, contract rights and warranty and product liability claims against third parties under the Transferred Contracts.

2.	All Intellectual Property set forth on Schedule 2 and all rights of copyright in the tangible embodiments of the items identified below in Paragraphs 3 and 4 that are primarily related to the Purchased Assets (collectively, the “Transferred IP”), and all rights to sue for or assert claims against and remedies against past, present or future infringement s or misappropriation of any or all of the Transferred IP, and rights of priority and protection of interests therein and to retain any and all amounts therefrom.

3.	All data, records, files, manuals, blueprints and other documentation primarily related to the Purchased Assets, including: (i) service and warranty records; (ii) studies, reports, correspondence and other similar documents and records primarily related to the Purchased Assets, whether in electronic form or otherwise; and (iv) copies of all accounting and tax books, ledgers and records and other financial records primarily related to the Purchased Assets.

4.	All policies and procedures, methods of delivery of services, disks, drawings and specifications, market studies, consultants’ reports and prototypes, primarily related to the Purchased Assets.

EXHIBIT B

Assumed Liabilities

1.	All Liabilities arising with respect to Buyer’ s use or exploitation of the Purchased Assets following the Closing, including all Liabilities arising under the Transferred Contracts following the Closing.

EXHIBIT C

Assignment and Assumption Agreement and Bill of Sale

EXHIBIT D

Patent Assignment Agreement

EXHIBIT E

License Agreement

SCHEDULE 1

Transferred Contracts

•	New York University School of Medicine - Material Transfer Agreement

o	Effective April 1, 2014

o	Tuberculosis

o	PI: Joel D. Ernst

o	Crenolanib Besylate

•	Genon Biotechnologies, Ltd.

o	Effective July 12, 2013

o	JAK assays for selectivity

o	PI: Olli Silvennoinen

o	CP-637,451

SCHEDULE 2

Transferred IP

Patent Applications

•	AROG:1003

o	Application No. 14/447,139

o	Method of Inhibiting FLT3 Kinase - CP-673451

Domain Name(s)

•	Viderapharma.com

Know-how primarily related to the Purchased Assets

SCHEDULE 3

Tangible Assets

Compounds

Compound Number (non-GMP Materials)	Salt Name	Total Milligrams (Approximate)	Lot#
CP-673451	Base	1,052,800	041511-124-03
CP-673451-01	Hydrochloride salt	5,300	047886-274-01
CP-673451-10	Citrate salt	151	Various Lot Number(s)
CP-673451-14	Acetate salt	16	Various Lot Number(s)
CP-673451-15	P-Touluene sulphonate salt	3,700	Various Lot Number(s)
CP-673451-24	Succinate salt	22	Various Lot Number(s)
CP-673451-27		5	Various Lot Number(s)
CP-673451-42		6	Various Lot Number(s)